                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
     of the Securities Exchange Act of 1934 or Suspension of Duty to File
        Reports Under Section 13 and 15(d) of the Securities Exchange
                                 Act of 1934.


                                                 Commission File Number  0-19752


                           Discover Card Trust 1991 F
 ------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                c/o Discover Receivables Financing Group, Inc.
        12 Read's Way, New Castle, Delaware 19720, (302) 323-7862
 ------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                7.85% Credit Card Pass-Through Certificates, Class A
                8.35% Credit Card Pass-Through Certificates, Class B
 ------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                    None
 ------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      (X)        Rule 12h-3(b)(1)(i)      (X)
         Rule 12g-4(a)(1)(ii)     ( )        Rule 12h-3(b)(1)(ii)     ( )
         Rule 12g-4(a)(2)(i)      ( )        Rule 12h-3(b)(2)(i)      ( )
         Rule 12g-4(a)(2)(ii)     ( )        Rule 12h-3(b)(2)(ii)     ( )


         Approximate number of holders of record as of the certification or notice date: None
             -----


         Pursuant to the requirements of the Securities Exchange Act of 1934 Discover Card Trust 1991 F has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 21, 1999          BY: Richard W. York
      ----------------             ------------------------
                                Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file this Form 15 with the Commission in accordance with Regulation S-T.